Exhibit 12 (ii)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                                  2002                          Year Ended December 31,
                                                     -------------------------------   --------------------------------------------
                                                     3 Months   6 Months   12 Months
                                                      Ended      Ended       Ended
                                                     June 30    June 30     June 30    2001 (1)      2000       1999        1998
                                                     --------   --------   ---------   --------   ---------   ---------   ---------
    Earnings:
A.      Net Income from Continuing Operations        $  3,223   $ 18,479    $ 47,117   $ 44,178   $  52,595   $  51,881   $  52,544
B.      Federal & State Income Tax                      2,240     12,334      (6,375)    (7,637)     37,150      28,144      28,627
                                                     --------   --------    --------   --------   ---------   ---------   ---------
C.      Earnings before Income Taxes                 $  5,463   $ 30,813    $ 40,742   $ 36,541   $  89,745   $  80,025   $  81,171
                                                     ========   ========    ========   ========   =========   =========   =========
D.      Fixed Charges
             Interest on Mortgage Bonds                   670      1,339       2,678      5,211      11,342      13,057      14,225
             Interest on Other Long-Term Debt           2,725      4,388       8,347     10,446      12,864      11,094       8,890
             Other Interest                             2,982      6,165      10,986     11,820       6,251       4,860       3,639
             Interest Portion of Rents                    187        378         776        801         962         993       1,004
             Amortization of Premium &
               Expense on Debt                            314        606       1,336      1,350       1,170         993         924
                                                     --------   --------    --------   --------   ---------   ---------   ---------
                   Total Fixed Charges               $  6,878   $ 12,876    $ 24,123   $ 29,628   $  32,589   $  30,997   $  28,682
                                                     ========   ========    ========   ========   =========   =========   =========

E.      Total Earnings                               $ 12,341   $ 43,689    $ 64,865   $ 66,169   $ 122,334   $ 111,022   $ 109,853
                                                     ========   ========    ========   ========   =========   =========   =========

    Preferred Dividend Requirements:
F.      Allowance for Preferred Stock Dividends
                  Under IRC Sec 247                  $    451   $  1,259    $  2,874   $  3,230   $   3,230   $   3,230   $   3,230
G.      Less Allowable Dividend Deduction                 (32)       (64)       (127)      (127)       (127)       (127)       (127)
                                                     --------   --------    --------   --------   ---------   ---------   ---------
H.      Net Subject to Gross-up                           419      1,195       2,747      3,103       3,103       3,103       3,103
I.      Ratio of Earnings before Income
             Taxes to Net Income (C/A)                  1.695      1.667       0.865      0.827       1.706       1.542       1.545
                                                     --------   --------    --------   --------   ---------   ---------   ---------
J.      Pref. Dividend (Pre-tax) (H x L)                  710      1,992       2,376      2,566       5,294       4,785       4,794
K.      Plus Allowable Dividend Deduction                  32         64         127        127         127         127         127
                                                     --------   --------    --------   --------   ---------   ---------   ---------
L.      Preferred Dividend Factor                         742      2,056       2,503      2,693       5,421       4,912       4,921
M.      Fixed Charges (D)                               6,878     12,876      24,123     29,628      32,589      30,997      28,682
                                                     --------   --------    --------   --------   ---------   ---------   ---------
N.      Total Fixed Charges and
              Preferred Dividends                    $  7,620   $ 14,932    $ 26,626   $ 32,321   $  38,010   $  35,909   $  33,603
                                                     ========   ========    ========   ========   =========   =========   =========

O.      Ratio of Earnings to Fixed Charges (E/D)         1.79       3.39        2.69       2.23        3.75        3.58        3.83
                                                     ========   ========    ========   ========   =========   =========   =========
P.      Ratio of Earnings to Fixed Charges and
        Preferred Dividends (E/N)                        1.62       2.93        2.44       2.05        3.22        3.09        3.27
                                                     ========   ========    ========   ========   =========   =========   =========

      (1) The reduction in the ratios reflect the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson Gas & Electric Corporation in its fossil generating plants and the Nine Mile 2 Plant.